SECURITIES AND EXCHANGE COMMISSION
                       Washington D.C. 20549


                             FORM 8 - K

                           CURRENT REPORT


                Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  July 20, 2000


                        NORTH VALLEY BANCORP
       (Exact name of registrant as specified in its charter)


Commission File Number:  0-10652



     CALIFORNIA                                  94-2751350
(State of incorporation)                      (I.R.S. Employer
                                            identification number)


              880 E. Cypress Avenue, Redding, CA 96002
       (Address of principal executive offices and zip code)

                           (530) 226-2900
           (Registrant's area code and telephone number)


Item 5:  Other Events

         On July 20, 2000, the Registrant issued a Press Release which announced earnings for the three months and six months ending June 30, 2000. Attached hereto as Exhibit 99 is said Press Release dated July 20, 2000.

         As previously reported, the Registrant entered into a certain Agreement and Plan of Reorganization and Merger dated October 3, 1999, as amended on January 28, 2000 (the "Plan of Reorganization") with Six Rivers National Bank, a national banking association with its headquarters in Eureka, California. Upon consummation of the transactions described in the Plan of Reorganization, the Registrant would have two banking subsidiaries: North Valley Bank and Six Rivers National Bank. The closing is subject to the prior approval of the shareholders of the Registrant and Six Rivers National Bank, respectively, and such approvals have been obtained. The closing is also subject to receipt of all applicable regulatory approvals and applications are currently pending with the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. On July 25, 2000, the Registrant and Six Rivers National Bank agreed to extend the "termination date" for the closing of the transactions contemplated by the Plan of Reorganization from July 31, 2000, to August 31, 2000 (including an extension of the deadline for receipt of all government approvals from September 30, 2000, to October 31, 2000). In addition, to expedite the closing date, the words "but not less than fifteen (15) days," which appear in the definition under the Plan of Reorganization, have been removed. Based on current expectations, the parties anticipate that all conditions to closing, including receipt of the required regulatory approvals, will not be satisfied prior to the end of the third quarter of 2000. Thus, an extension of the "termination date" is intended to accommodate this revised schedule.

Item 7:   Financial Statements and Exhibits

Listed below is the Exhibit filed as part of this report.

         (99) Press Release dated July 20, 2000.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NORTH VALLEY BANCORP


                                   By: /s/ SHARON BENSON
                                      -----------------------------------
                                        Sharon Benson
                                        Senior Vice President &
Dated:  August 3, 2000                  Chief Financial Officer